EXHIBIT 99.1

Hostopia Reports 42% Rise in Operating Income on Record Third Quarter Revenue

MISSISSAUGA, ON and FT. LAUDERDALE, FL – February 11, 2008 -- Hostopia.com Inc. (TSX: H), a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence, today reported its unaudited financial results for the third quarter ended December 31, 2007. All figures are in U.S. dollars unless otherwise stated.

Highlights

•	Q3 revenue increased 29.8% year over year; 7.1% sequentially from Q2
•	31st consecutive quarter of increasing revenue
•	17th consecutive quarter of positive operating income
•	Announced the launch of new Nexthaus mobile data synchronization applications
•	Closed 9 new customer contracts for web services, templates and mobile sync services
•	Added 8,000 end users

“We are pleased with our continued sequential revenue growth and the demonstrated earnings leverage our increased revenues bring,” said Colin Campbell, Hostopia's CEO. “The Company showed strong revenue growth driven by the record 28,000 end user accounts we migrated onto our platform in the previous quarter and the net addition of a further 8,000 end users this quarter. The large end user increase year to date, combined with our backlog of website and email migrations, should result in a further improvement in our operating results over the remainder of the year.”

Financial Results for the Third Quarter of Fiscal 2008

Revenues increased 29.8% to $7.3 million in the three months ended December 31, 2007, compared to the same period last year. This was the 31st consecutive quarter of higher revenues. Sequential revenue growth of 7.1% in the third quarter was primarily due to the migration of 28,000 end users onto the Hostopia platform in the previous quarter as well as the net addition of 8,000 end users this quarter. Two website template license contracts also contributed to the sequential revenue growth.

Gross profit of $6.3 million increased by $1.4 million compared to last year. Income before interest and income taxes was $643,000 up $189,000, compared to the third quarter of last year. This 42% increase in income before interest and income taxes was tempered by the $1.2 million increase in operating expenses resulting primarily from: (1) personnel costs associated with two new start-up units within Hostopia: Website Experts (website creation services) and the Nexthaus mobile syncing service, (2) higher amortization expenses related to the acquisition of licensed technology and Nexthaus’ intellectual property, (3) increased operating costs and sales commissions related to the large end user migrations in the second quarter, and (4) the effect of the appreciation of the Canadian dollar on our Canadian dollar denominated expenses.

Income before income taxes of $950,000 was $320,000 higher than the same period last year because of improved operating profitability as well as $131,000 higher net interest income. As revenues continue to grow over the remainder of the year, both from our existing and expanding customer base as well as our expanded product offerings, we expect our income before interest and taxes will continue to improve.

Net income of $615,000 was $242,000 higher than the same quarter last year. Basic and diluted net income per common share were both $0.05 this quarter compared to $0.05 for basic and $0.04 for diluted net income per common share in the third quarter of last year. Net income per share was little changed as higher net income was offset by the increase in weighted average shares outstanding related to the Company’s public offering of 4.83 million shares in the third quarter of last year and the exercise of 516,000 stock options this year.

“Telecoms today are looking to expand into the high-growth web services industry,” said Mr. Campbell. “Hostopia is uniquely positioned to assist telecoms in this market with its comprehensive suite of value-add services that support small businesses who want to earn additional revenue using the Internet. New and planned additions to our suite of services include Website Experts, Mobile Sync and digital fax to e-mail. All of these services will support future revenue growth.

Mr. Campbell continued, “In addition we are looking to accelerate our growth through acquisitions that fully meet our strict investment criteria. We are committed to creating value for our shareholders in the coming quarters through both internal and external investment.”

About Hostopia.com Inc.

Hostopia is a leading provider of web services that enable small and medium-sized businesses to establish and maintain an Internet presence. The company's customers are communication services providers, including telecommunication carriers, cable companies, internet service providers, domain registrars, and web hosting service providers. Hostopia's customers purchase its web services on a wholesale basis and resell these services under their own brands to small and medium-sized businesses. The company provides customers with the technology, infrastructure, and support services to enable them to offer web services, while saving them research and development as well as capital and operating costs typically associated with the design, development, and delivery of web services.

Forward-Looking Statements

This news release includes certain "forward-looking statements" and forward-looking information that are subject to risks, uncertainties and by the forward-looking statements. These forward-looking statements and forward-looking information include, but are not limited to, plans, objectives, expectations and intentions, growth trends and other statements contained in this press release that are not historical facts and statements identified by words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" or words of similar meaning. These other factors that could cause actual results or outcomes to differ materially from those contemplated statements are based on our current beliefs or expectations and there are a number of important factors that could cause the actual results or outcomes to differ materially from those indicated by these forward-looking statements, including without limitation, our ability to maintain our sales efficiency, our ability to maintain our existing, and develop new, strategic relationships, the number of our net end-user additions, our monthly customer turnover and our ability to successfully integrate recently acquired businesses and operations and those risks set forth or referenced under the caption "Risk Factors" in Hostopia's Form 10-K for the year ended March 31, 2007. This filing is available on web sites maintained by the Securities and Exchange Commission at www.sec.gov and SEDAR at www.sedar.com. Readers are cautioned not to place undue reliance on forward-looking statements as actual future results and events could differ materially from that expressed in the forward-looking statements. Hostopia does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

Conference Call Information

Hostopia will hold its third quarter conference call on Monday, February 11, 2008 at 5:15 p.m. EST. Colin Campbell, Chief Executive Officer and Michael Mugan, Chief Financial Officer, will discuss financial results and performance for the three months ended December 31, 2007.

To access the call, please dial 416-644-3415 or 1-800-732-9307.

A replay of the conference call will be available as of 7:15 p.m. EST, Monday

February 11, 2008 until midnight, Monday, February 18, 2008. To access the replay, call 416-640-1917 or 1-877-289-8525, followed by passcode 21260486, followed by the number sign.

To listen to live Webcast of the call please enter http://www.newswire.ca/en/webcast/viewEvent.cgi?eventID=2146100 in your web browser

Further Information:

Michael Mugan	Gordie Campbell
Chief Financial Officer	Investor Relations
Hostopia.com Inc.	Hostopia.com Inc.
Tel: (416) 883-6727	Tel: (877) 444-4116
Email: invest@hostopia.com

Hostopia.com Inc.

Consolidated Balance Sheets

(Expressed in U.S. dollars)

	December 31, 2007	March 31, 2007
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,016,795	$27,367,667
Trade accounts receivable, net of allowance for doubtful accounts of $224,953; (March 31, 2007 - $114,755)	3,100,073	1,320,422
Deferred tax assets	166,000	117,000
Prepaid expenses	393,550	377,242
Income taxes recoverable	1,341,741	-
Total current assets	31,018,159	29,182,331

Property and equipment, net of accumulated amortization of $6,678,020; (March 31, 2007 - $5,163,911)	3,571,417	2,922,677
Other assets	65,074	60,997
Intangible assets, net of accumulated amortization of $2,519,945; (March 31, 2007 - $1,594,348)	2,414,837	1,690,284
Deferred tax assets	1,289,000	1,101,000
Total assets	$38,358,487	$34,957,289

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$527,538	$380,040
Accrued liabilities	1,265,939	705,229
Payroll and other taxes payable	36,930	34,956
Income taxes payable	-	269,020
Current portion of deferred lease inducements	79,900	79,900
Deferred revenue	790,269	983,299
Current portion of long-term liability	-	72,000
Total current liabilities	2,700,576	2,524,444
Deferred lease inducements	182,261	237,035
Long-term liability	-	292,957
Total liabilities	2,882,837	3,054,436
Stockholders’ equity:
Capital stock
Authorized:
30,000,000 common shares, par value $0.0001
Issued and outstanding
11,613,411 common shares (March 31, 2007 - 11,097,251 common shares)	217,120	217,069
Additional paid-in capital	33,142,987	31,054,703
Accumulated other comprehensive loss	(43,881)	(43,881)
Retained earnings	2,159,424	674,962
Total stockholders’ equity	35,475,650	31,902,853
Total liabilities and stockholders’ equity	$38,358,487	$34,957,289

Hostopia.com Inc.

Consolidated Statements of Operations

(Expressed in U.S. dollars)

(Unaudited)

	Three months ended December 31,		Nine months ended December 31,
	2007	2006	2007	2006
Revenues
Webhosting and applications services	$6,869,526	$5,433,707	$19,498,231	$16,059,489
Other services	419,683	183,142	857,019	544,399
Total revenues	7,289,209	5,616,849	20,355,250	16,603,888
Cost of revenues
Webhosting and applications services	894,180	624,834	2,477,510	1,825,514
Other services	66,365	84,963	234,620	254,066
Total cost of revenues	960,545	709,797	2,712,130	2,079,580
Gross profit	6,328,664	4,907,052	17,643,120	14,524,308
Expenses
Sales and marketing (a)	1,498,140	1,259,359	4,352,426	3,606,616
Research and development (a)	1,084,361	773,901	2,939,238	2,268,885
Project management (a)	516,464	407,936	1,584,132	1,247,733
Technical support (a)	985,118	781,916	2,863,250	2,255,123
General and administrative (a)	737,299	541,285	1,971,248	1,363,966
Amortization of intangible assets	326,204	201,219	916,878	543,264
Amortization of property and equipment	537,827	487,310	1,514,109	1,338,253
	5,685,413	4,452,926	16,141,281	12,623,840
Income before the undernoted	643,251	454,126	1,501,839	1,900,468
Interest income	306,864	180,327	954,829	220,026
Interest (expense)	-	(4,206)	(4,206)	(12,618)
	306,864	176,121	950,623	207,408
Income before income taxes	950,115	630,247	2,452,462	2,107,876
Income taxes (recovery)
Current	283,000	343,000	1,205,000	1,090,000
Deferred	52,000	(86,000)	(237,000)	(274,000)
	335,000	257,000	968,000	816,000
Net income	$615,115	$373,247	$1,484,462	$1,291,876

Net income per share
Basic	$0.05	$0.05	$0.13	$0.23
Diluted	0.05	0.04	0.13	0.18
Weighted average number of common shares outstanding
Basic	11,594,710	7,787,745	11,473,904	5,288,716
Diluted	11,674,748	8,951,380	11,600,738	7,340,008
(a) Stock-based compensation is included in operating expenses as follows:
Sales and marketing	$31,672	$27,925	$95,055	$94,210
Research and development	40,491	4,468	98,600	15,074
Project management	3,944	2,467	13,014	8,322
Technical support	3,321	3,723	10,549	12,561
General and administrative	24,450	7,959	63,448	26,850
	$103,878	$46,542	$280,666	$157,017

Hostopia.com Inc.

Consolidated Statements of Cash Flows

(Expressed in U.S. dollars)

(Unaudited)

	Nine months ended December 31,
	2007	2006
Cash flows from operating activities:
Net income	$1,484,462	$1,291,876
Items which do not involve cash:
Amortization	2,439,706	1,881,517
Stock-based compensation	280,666	157,017
Excess tax benefits from stock-based compensation	(350,000)	-
Non-cash interest	4,206	12,618
Deferred income taxes	(237,000)	(446,350)
Deferred lease inducements	(54,774)	(43,921)
Change in operating assets and liabilities
Trade accounts receivable	(1,779,651)	(393,635)
Prepaid expense	(16,308)	(211,319)
Accounts payable	147,498	422,860
Accrued liabilities	560,710	214,340
Payroll taxes and other taxes payable	1,974	(17,521)
Income taxes payable	(1,260,761)	13,000
Deferred revenue	(193,030)	(119,080)
Cash flows from operating activities	1,027,698	2,761,402

Cash flows from (used in) financing activities:
Issue of common shares on exercise of stock options	1,422,811	1,799
Issue of common shares on exercise of warrants	-	192,000
Issue of common shares on initial public offering	-	21,965,578
Refund of initial public offering expenses	34,858	-
Repayment of long-term liabilities	(369,163)	(126,326)
Excess tax benefits from stock-based compensation	350,000	-
Cash flows from (used in) financing activities	1,438,506	22,033,051

Cash flows from investing activities:
Acquisition of property and equipment	(2,162,849)	(1,343,096)
Acquisition of intellectual property	(1,650,150)	(793,175)
Cash flows from investing activities	(3,812,999)	(2,136,271)
Effect of currency translation on cash balances	(4,077)	(36)

Increase (decrease) in cash and cash equivalents	(1,350,872)	22,658,146

Cash and cash equivalents, beginning of period[1]	27,367,667	3,038,217
Cash and cash equivalents, end of period	$26,016,795	$25,696,363

Supplemental cash flow information:
Interest paid	$-	$-
Income taxes paid	1,900,428	1,249,350

_________________________

1        Cash and cash equivalents consists primarily of an amount invested in a highly rated money market mutual fund, as well as cash on deposit and bank certificates of deposit.